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                                  EXHIBIT 11.1
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                                                                    Exhibit 11.1


                WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS (LOSS) PER COMMON
                         AND COMMON EQUIVALENT SHARES



                                                                    52 WEEKS ENDED        52 WEEKS ENDED        53 WEEKS ENDED
                                                                     JUNE 30, 1996         JULY 2, 1995          JULY 3, 1994
                                                                    --------------        --------------        --------------
Computation of primary earnings (loss) per
  common and common equivalent shares:

  Net loss applicable to common stock                                    ($247,890)          ($7,331,421)          ($8,660,572)
                                                                    ==============        ==============        ==============
  Weighted average number of common shares outstanding                  12,040,163             8,921,543             7,894,816
                                                                    ==============        ==============        ==============
  Primary loss per common share                                             ($0.02)               ($0.82)               ($1.10)
                                                                    ==============        ==============        ==============


Computation of earnings (loss) per common share assuming full dilution (A):

  Net loss applicable to common stock                                    ($247,890)          ($7,331,421)          ($8,660,572)

  Dividends on preferred stock                                             296,586               294,680               300,591

  Interest on 9% convertible subordinated debentures                        19,530               222,660                66,000
                                                                    --------------        --------------        --------------
  Income (loss) assuming full dilution                              $       68,226        $   (6,814,081)       $   (8,293,981)
                                                                    ==============        ==============        ==============


  Weighted average number of shares outstanding                         12,040,163            10,003,426             7,894,816

  Common shares issuable from stock option plans
    and from warrants                                                    3,121,633             2,814,320             1,624,900

  Less shares assumed repurchased with proceeds                         (6,098,472)           (3,620,946)           (1,107,472)

  Shares assumed issued upon conversion of preferred stock                 411,925               411,925               450,414

  Shares assumed issued upon conversion of 9%
    subordinated debentures                                                 43,400                43,400               134,550
                                                                    --------------        --------------        --------------
  Common shares outstanding assuming full dilution                       9,518,649             9,652,125             8,997,208
                                                                    ==============        ==============        ==============
  Earnings (loss) per common and common equivalent
    share assuming full dilution                                    $         0.01                ($0.71)               ($0.92)
                                                                    ==============        ==============        ==============

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(A)  This calculation is submitted in accordance with the Securities and
     Exchange Act of 1934, Release No. 9083, although it is contrary to paragraph 40 of APB Opinion No. 15 because it produced an anti-dilutive result.